Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of March 2026, by and between Rumble Inc., a Delaware corporation (the “Company”), and Michael Masci (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, at Executive’s direction, or with Executive’s prior actual knowledge, (v) Executive’s conviction of or pleading “guilty” or ” no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenant Agreement. If, within ninety (90) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to repay or return to the Company all amounts and benefits received pursuant to this Agreement or otherwise on account of such termination that would not have been payable or provided to Executive had such termination been by the Company for Cause.

(g) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(k) “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(l) “Delay Period” shall have the meaning set forth in Section 14(a) hereof.

(m) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n) “Equity Plan” shall mean the Rumble Inc. 2022 Stock Incentive Plan, as amended from time to time.

(o) “Executive” shall have the meaning set forth in the preamble hereto.

(p) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) from its current location other than to a Company office in Manhattan or the greater New York City metropolitan area, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e). Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(q) “Medical Leave of Absence” shall have the meaning set forth in Section 13 hereof.

(r) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(s) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

(t) “Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit B.

(u) “RSUs” shall have the meaning set forth in Section 4(c) hereof.

(v) “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(w) “Severance Term” shall mean the twelve (12) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

(x) “Signing Options” shall have the meaning set forth in Section 4(d) hereof.

(y) “Signing RSU Grant” shall have the meaning set forth in Section 4(e) hereof.

(z) “Signing RSUs” shall have the meaning set forth in Section 4(e) hereof.

(aa) “Term” shall mean the period specified in Section 2 hereof.

Section 2. Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on March 31, 2026 (or earlier at the expiration of the notice period Executive is subject to) and shall continue until terminated as provided in Section 8 hereof.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Financial Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. Executive acknowledges and agrees that the Company may cause his employer to be a directly or indirectly wholly-owned U.S. subsidiary of the Company, in which case, the Company may cause all compensation and benefits provided hereunder to be provided by such subsidiary, provided, however that Executive shall continue to serve as the Chief Financial Officer of the Company and the Company shall continue to be liable for all of the Company’s obligations under this Agreement.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall initially be remote from Executive’s home office(s), although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $500,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 50% of Base Salary and the maximum Annual Bonus for each fiscal year shall be 100% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive, and prorated for any partial year of service. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(c) Equity Awards. During the Term, Executive shall be eligible to participate in the Equity Plan (or any successor plan thereto), as determined by the Compensation Committee in its sole discretion from time to time. For the avoidance of doubt, nothing herein shall entitle Executive to any specific award or any specific terms applicable to such award; provided, that for 2026, subject to approval by the Compensation Committee, Executive will be eligible to receive an equity award following the commencement of the Term with an aggregate grant date fair market value of $2,000,000, which award shall be granted in a combination of stock options and restricted stock units of the Company (“RSUs”) on terms and conditions, including the vesting, consistent with the annual equity awards granted to other similarly situated executives of the Company. The amount and the terms and conditions of any equity award contemplated herein shall be governed by the Equity Plan and an award agreement(s) evidencing such award.

(d) Signing Option Grant. In addition, Executive shall be granted an option to purchase a number of shares of common stock of the Company (the “Signing Options”) with an aggregate grant date fair market value equal to $3,000,000 pursuant to the Equity Plan, which shall be granted following the commencement date of the Term based on the Compensation Committee’s standard grant practices. Subject to Executive’s continued employment with the Company through each vesting date, the Signing Options will vest over five (5) years, with twenty-five percent (25%) of the Signing Options vesting on the second anniversary of the commencement of the Term, and the remaining Signing Options vesting in equal annual instalments thereafter on each anniversary of the commencement of the Term.

(e) Signing RSU Grant. In addition, Executive shall be granted a one-time award of RSUs with an aggregate grant date fair market value of $1,200,000 pursuant to the Equity Plan (the “Signing RSU Grant”), which shall be granted following the commencement of the Term based on the Compensation Committee’s standard grant practices. The number of RSUs subject to the Signing RSU Grant shall be equal to (x) $1,200,000 divided by (y) the average closing price of the Company’s common stock over the thirty (30) trading days immediately preceding the grant date, rounded down to the nearest whole share (the resulting number of RSUs, the “Signing RSUs”). Subject to Executive’s continued employment with the Company through each vesting date, the Signing RSUs will vest over a two (2) year period in eight (8) substantially equal quarterly installments beginning three (3) months after the commencement of the Term.

Section 5. Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

Section 7. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8. Termination of Employment.

(a) General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company with Cause.

(i) The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii) or (vi) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iii) The target Annual Bonus Executive would have received for the calendar year in which such termination occurs had Executive remained employed by the Company Group during the entire year, prorated to reflect the number of days Executive was employed during the calendar year, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred;

(iv) To the extent permitted by applicable law without any penalty to Executive or any member of the Company Group and subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay directly to or on behalf of Executive an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company directly to or on behalf of Executive pursuant to this clause (iv) shall be imputed to the Executive as additional taxable income to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Company shall no longer provide such medical and dental benefits to Executive;

(v) A payment in an amount equal to the sum of Executive’s (x) annual Base Salary, plus (y) target Annual Bonus for the year of termination, payable during the Severance Term in accordance with the Company’s regular payroll practices; and

(vi) Continued vesting during the Severance Term of the time-based equity awards granted under the Equity Plan in accordance with Section 4(c) hereof that are outstanding and unvested as of the date of such termination.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenant Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d) or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 9. Restrictive Covenant Agreement.

As a condition to, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13. Physical or Mental Disability or Infirmity.

Notwithstanding anything herein to the contrary, during any portion of the Term in which Executive is unable to perform the essential duties and responsibilities of Executive’s position as a result of a physical or mental disability or infirmity (after taking into account any reasonable accommodations) (such period being, a “Medical Leave of Absence”), unless otherwise determined by the Company, Executive shall only be entitled to the payments and benefits, if any, that Executive is then-eligible to receive pursuant to the Company Group’s short-term and long-term disability policies as in effect at such time (and, for the avoidance of doubt, Executive shall not accrue any other compensation or bonus, or vest in any compensation, during a Medical Leave of Absence, except as provided in such policy). Further, in no event shall any changes to Executive’s duties, responsibilities, compensation or benefits, or the appointment of an interim replacement, in each case, during the pendency of a Medical Leave of Absence give rise to Good Reason pursuant to this Agreement or otherwise.

Section 14. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement and the Restrictive Covenant Agreement, together with any exhibits attached hereto, constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement and the Restrictive Covenant Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RUMBLE INC.

/s/ Chrisopher Pavlovski
By:	Christopher Pavlovski
Title:	Chief Executive Officer

EXECUTIVE

/s/ Michael Masci
Michael Masci

[Signature Page to Michael Masci Employment Agreement]

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated [March __], 2026, with Rumble Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Michael Masci, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under an employee pension or other retirement plan of the Company), each as may be amended from time to time, and all other federal, state, and local laws and the common law or constitution of any jurisdiction. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Group to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims by me under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims relating to: (i) my rights under Section 8 of my Employment Agreement, (ii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my right to elect COBRA continuation coverage), (iii) any claims that cannot be waived by law or that arise after the date hereof, or (iv) my right of indemnification, as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

● Am able to read the language, and understand the meaning and effect, of this Release;

● Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

● Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had against any member of Group, and because of my execution of this Release;

● Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

● Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

● Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

● Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

● Was advised to consult with my attorney regarding the terms and effect of this Release; and

● Have signed this Release knowingly and voluntarily.

[1]	NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.

Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company or receiving prior authorization from the Company, from (i) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, or any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process;; (v) exercising any rights I may have under the National Labor Relations Act or other labor laws to engage in protected concerted activity; or (vi) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

I acknowledge and agree that as of the date hereof, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.

By signing below, I represent and warrant to the Company that (i) prior to the date hereof, I have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that I observed, suspected or became aware of during the course of my employment or, if no such written disclosure was provided, that I have not observed, suspected or become aware of any such behavior or violations and (ii) I have complied with all laws and Company policies in respect of my employment with the Company.I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each member of the Group shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

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I, Michael Masci, have executed this Release of Claims on the date set forth below:

Michael Masci

Date:	[To Be Executed Following Termination of Employment]

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